Exhibit 99.1

JEFFERSONVILLE BANCORP

PO Box 398

Jeffersonville, NY 12748

845-482-4000

Press Release

For More Information, call: 845-482-4000

Contact: Wayne V. Zanetti, President – CEO	For Release February 15, 2012

Company Press Release

Jeffersonville Bancorp Announces Fourth Quarter and Full Year 2011 Earnings and Declares Quarterly Dividend

JEFFERSONVILLE, N.Y., February 15, 2012 (PRIME NEWSWIRE)—Jeffersonville Bancorp, Inc. (NASDAQ—JFBC) announced today fourth quarter net income of $1,072,000 or $0.25 per share compared to $941,000 or $0.22 per share for the fourth quarter of 2010. Earnings for the full year 2011 were $3,906,000 or $0.92 per share for the year compared to $3,129,000 or $0.74 per share for 2010.

A cash dividend in the amount of thirteen cents $0.13 on the common stock of the Company was declared at the February 14, 2012 meeting of the Board of Directors. The dividend is payable on March 1, 2012 to stockholders of record at the close of business on February 27, 2012.

Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville “Jeff Bank”. As of December 31, 2010, Jeff Bank maintained twelve full service branches in Sullivan County New York located in Jeffersonville, Bloomingburg, Callicoon, Eldred, Liberty, Livingston Manor, Loch Sheldrake, Monticello, Narrowsburg, Wal*Mart/Monticello, White Lake and Wurtsboro.